Filed pursuant to Rule 433
Registration no. 333-156101-03
Qwest Corporation
$500,000,000 7.50% Notes due 2051

Pricing Term Sheet
Date: September 14, 2011

Issuer:	Qwest Corporation

Security:	$500,000,000 7.50% Notes due 2051

Anticipated Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Principal Amount:	$500,000,000

Over-allotment Option:	$75,000,000

Trade Date:	September 14, 2011

Settlement Date:	T+5; September 21, 2011

Maturity Date:	September 15, 2051

Coupon:	7.50%

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2011

Price to Public:	$25 per Note

Optional Redemption:	Callable at par, in whole or in part, at any time on or after September 15, 2016

Listing:	The Issuer intends to list the Notes on the New York Stock Exchange and expects trading in the Notes to begin within 30 days after the Settlement Date.

CUSIP/ISIN:	74913G 303 / US74913G3039

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Lead Managers:	J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:	SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC at 1-800-326-5897.